Exhibit 16.1

April 3, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Target Hospitality Corp. (formerly known as Platinum Eagle Acquisition Corp.) under Item 4.01, paragraph (a), of its Form 8-K dated April 3, 2019. We agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Ernst & Young LLP to serve as the Company’s new independent registered public accounting firm.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York